Exhibit 10.56

TERM LOAN AGREEMENT

Dated as of December 17th, 2002

Between

S&W OF LAS VEGAS, L.L.C.

as Borrower,

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

and

DALLAS S&W, L.P.

as Guarantors

and

MORGAN STANLEY DEAN WITTER

COMMERCIAL FINANCIAL SERVICES, INC.

as Lender

BASIC LOAN TERMS

Loan Amount:	$1,900,000.00 (the “Advance”). References in this Agreement to the “Loan” are deemed to be references to the Advance.

Use of Proceeds:

$1,350,000.00 of the proceeds of the Advance shall be available (and the Borrower agrees that it shall use such proceeds or cause such proceeds to be used) solely for lawful business purposes.  $550,000.00 of the proceeds of the Advance shall be available (and the Borrower agrees that it shall use such proceeds or cause such proceeds to be used) for the sole purpose of prepaying the first principal installment due under the First Dallas Deed of Trust.  No proceeds of the Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Application Fee:	The Borrower has paid to the Lender an application fee in the amount of $5,000.00, which fee shall be non-refundable, but will be credited against the facility fee (described below) when due.

Facility Fee:

The Borrower has or will pay to the Lender, on or before the date hereof, a facility fee in the amount of $19,000.00.  The application fee of $5,000.00 paid by the Borrower shall be credited against such $19,000.00 facility fee when due.

Unused Availability
Fee:	Not Applicable.

Interest Rate:	As provided in the Note.

Late Charge; Default Rate of Interest:	As provided in the Note.

Optional Prepayments:	As provided in the Note.

Payments and
Computations:

The Borrower hereby irrevocably authorizes Morgan Stanley DW from time to time to pay to the Lender on behalf of the Borrower any amount due hereunder or under the Note by application of funds from any Free Credit Balance existing at such time or from redemption or other disposition of any MS BusinesScape Funds or under the Note in the

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Borrower’s MS BusinesScape Account; and the Borrower hereby authorizes Morgan Stanley DW from time to time to redeem or otherwise dispose of such MS BusinesScape Funds for the purpose of obtaining funds to make such payment.  The Borrower agrees to deposit or otherwise make available to the Borrower’s MS BusinesScape Account for the account of the Lender on the day when due, the amount necessary for the purpose of making payment of any amount due hereunder or under the Note.

The Borrower shall make each payment under the Note in respect of interest on, principal of, or other amount related to the Loan, not later than 12:00 noon (New York City time) on the day when due in United States Dollars in same day funds, with payments being so received by the Lender after such time being deemed to have been made on the next succeeding Business Day.

All computations of interest under the Note shall be made by the Lender on the basis of a year of 360 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Each determination by the Lender of an interest rate under the Note shall be conclusive and binding for all purposes, absent manifest error.  Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

Notices, Etc.:

All notices and other communications provided for hereunder shall be in writing (including fax communication and any other method of communication authorized by the Lender) and mailed, faxed, or otherwise sent or delivered, if to the Borrower or either of the Guarantors, at its address at c/o The Smith & Wollensky Restaurant Group, Inc., 1114 First Avenue, New York, New York 10021, or fax number (212) 758-6028, Attention: Alan M. Mandel, CFO; if to the Lender, at its address at 825 Third Avenue, New York, New York 10022, or fax number (212) 310-6256, Attention: Director of Credit; or, as to the Borrower, either of the Guarantors or the Lender at such other address or fax number as shall be designated by such party in a written notice to the other party.  All such notices and communications shall, when mailed, faxed, or otherwise sent or delivered, be effective when deposited in the mails, faxed, or otherwise sent or delivered, respectively, except that notices and communications to the Lender pursuant to Article II shall not be effective until received by the Lender.  Delivery by fax of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any schedule or exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

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Purchase of Fee at
Las Vegas Property

If the Borrower, S&W Restaurant Group or any Affiliate acquires fee ownership of the Las Vegas Property during the term of this Agreement, the Lender shall, simultaneously with such acquisition, receive (in substitution of the Lender’s leasehold deed of trust) a fee deed of trust (the “Las Vegas Fee Deed of Trust”) encumbering the Las Vegas Property and securing, among other things, the Loan, which Las Vegas Fee Deed of Trust shall be in form and substance satisfactory to the Lender.  The Las Vegas Fee Deed of Trust shall have such priority with respect to the Lender’s other fee deed(s) of trust on the Las Vegas Property as the Lender shall determine; or, at the Lender’s option, the Lender may consolidate the Las Vegas Fee Deed of Trust with one or more of the Lender’s other fee deed(s) of trust.  In addition, upon the making of the Las Vegas Fee Deed of Trust, the Lender shall receive a reaffirmation from the Borrower and the Guarantors of their respective obligations under the Loan Documents, in form and substance satisfactory to the Lender.  To the extent the Lender determines that the acquisition of the fee interest in the Las Vegas Property has any bearing on the Lender’s security with respect to the Loan, the Lender shall be entitled to a new (or amended) title insurance policy, a new survey and such other documents or due diligence items with respect to the Loan as are parallel with those being delivered in connection with the balance advance to be made under the Other Loan Agreement.

The foregoing Basic Loan Terms are incorporated into and made a part of this Term Loan Agreement.  All capitalized terms used, but not defined in the foregoing Basic Loan Terms shall have the meanings given to such terms in Schedule I annexed to this Agreement.

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TERM LOAN AGREEMENT

TERM LOAN AGREEMENT, dated as of December 17th, 2002 between S&W OF LAS VEGAS, L.L.C., a Delaware limited liability company (the “Borrower”), THE SMITH & WOLLENSKY RESTAURANT GROUP, INC., a Delaware corporation (the “S&W Restaurant Group”), DALLAS S&W, L.P., a Texas limited partnership (“S&W Dallas”; and together with S&W Restaurant Group, the “Guarantors”), and MORGAN STANLEY DEAN WITTER COMMERCIAL FINANCIAL SERVICES, INC., a Delaware corporation (the “Lender”).

PRELIMINARY STATEMENTS:

(1)                                  The Borrower and the Guarantors have requested that the Lender make the Advance to the Borrower.

(2)                                  The Lender has agreed to make the Advance to the Borrower on the terms and conditions hereinafter set forth.

NOW, THEREFORE, based on the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, BASIC LOAN AND ACCOUNTING TERMS

Section 1.01  Certain Defined Terms.  In addition to the terms defined elsewhere in this Agreement, the terms used herein shall have the meanings given thereto in Schedule I annexed hereto and incorporated by reference herein.

Section 1.02  Basic Loan Terms, Schedules and Exhibits.  The Basic Loan Terms and all exhibits and schedules referred to herein are incorporated herein by reference as though set forth herein in full.

Section 1.03  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Paragraph (a) of Schedule II (“GAAP”).

ARTICLE II

THE LOAN

Section 2.01  The Loan.  The Lender agrees, on the terms and conditions hereinafter set forth, to make the Advance to the Borrower on the Effective Date hereof as described in the Basic Loan Terms.  Amounts borrowed under this Agreement and repaid or prepaid may not be reborrowed.

Section 2.02  Making the Advance.  The obligation of the Lender to make the Advance is subject to fulfillment of the conditions set forth in Article III hereof.  Upon fulfillment of the conditions set forth in Article III, the Advance will be funded.

Section 2.03  Terms of Loan and Repayment.  The Loan shall bear interest and be repaid in accordance with the terms and conditions set forth in the Note.

Section 2.04  Taxes.  The Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration or recording of, performing under, or otherwise with respect to, this Agreement, the Note, the Deeds of Trust, or any other Loan Document.

Section 2.05  Evidence of Debt.  The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Loan from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under the Note.  Entries made in good faith by the Lender in such account or accounts shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to the Lender under this Agreement, absent manifest error; provided, however, that the failure of the Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under the Note, this Agreement or any other Loan Document.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01  Conditions Precedent to Advance.  The Lender shall make the Advance on and as of the first date (the “Effective Date”) on which all of the following conditions precedent have been satisfied:

(a)  Each of the Borrower and the Guarantors shall have established the MS BusinesScape Account.

(b)  The Lender shall have received, and be satisfied with, the Lender’s BusinesScape Credit Application for S&W Dallas and the Real Estate Transaction Screen with respect to the Dallas Property.

(c)  The Lender shall have received, and be satisfied with, a Phase I environmental site assessment of the Las Vegas Property prepared by an environmental consultant satisfactory to the Lender.

(d)  The Borrower shall have paid the facility fee payable pursuant to the Basic Loan Terms, as well as the other payment items set forth on the Closing Agenda.

(e)  The Lender shall have received, and be satisfied with, the documents and other items listed on the Closing Agenda.

(f)  The Lender shall have received, and be satisfied with, (i) a consent from the holder of the First Dallas Deed of Trust to the making and recording of the Dallas Deed of Trust, (ii) evidence satisfactory to the Lender that S&W Dallas is not in default under the First Dallas Deed of Trust or the note secured thereby and (iii) a true and complete copy of the First Dallas Deed if Trust and any amendments thereto.

(g)  The following statements shall be true (and the acceptance by the Borrower of the proceeds of the Advance shall constitute a representation and warranty by the Borrower that on the date of the Advance such statements are true):

(i)  the representations and warranties of the Borrower and the Guarantors contained in Section 4.01 hereof and in each other Loan Document are correct on and as of the date of the Advance, before and after giving effect to the Advance and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii)  no event has occurred and is continuing, or would result from the Advance or from the application of the proceeds therefrom, that constitutes a Default.

(h)  The Lender shall have received such other approvals, opinions and documents as the Lender may reasonably request.

Upon satisfaction of such conditions, the Borrower hereby authorizes the Lender to insert the Effective Date (of this Agreement) on page 1 hereof, whereupon the Advance shall be made available to the Borrower in accordance with the terms and conditions hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01  Representations and Warranties of the Borrower and the Guarantors.  Each of the Borrower and the Guarantors represents and warrants as follows:

(a)  The Borrower and the Guarantors (i) are each duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) are each duly qualified and in good standing as a foreign limited liability company, limited partnership or corporation (as applicable) in each other jurisdiction (including Nevada, in the case of the Borrower) in which it owns or leases property or in which the conduct of its business requires it to so qualify, except where the failure to so qualify would not be reasonably likely to have a Material Adverse Effect, and (iii) has all requisite organizational power and authority (including, without limitation, all governmental licenses, agreements and other approvals) to own and lease and operate its respective properties and to carry on its respective business as now conducted and as proposed to be conducted.

(b)  The execution, delivery and performance by the Borrower and the Guarantors of the Loan Documents to which each of them is a party are within their respective organizational powers, have been duly authorized by all necessary limited liability company, limited partnership or corporate action (as applicable), and do not contravene (i) the Borrower’s or either Guarantor’s charter, by-laws, partnership agreement, articles or organization or limited liability company agreement (as applicable), (ii) any law or any contractual restriction binding on or affecting the Borrower or the Guarantors, (iii) result in the breach of, or constitute a default or require any payment to be made under, any loan agreement, credit agreement, indenture, mortgage, deed of trust, bond, note, lease or other instrument or agreement binding on or affecting the Borrower, the Guarantors or any of their properties, or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or the Guarantors.

(c)  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery and performance by the Borrower or the Guarantors of the Loan Documents to which any of them is a party, or (ii) the grant by the Borrower or S&W Dallas of the Liens granted by it pursuant to the Collateral Documents to which it is a party.

(d)  The Loan Documents to which the Borrower or the Guarantors are a party have been duly executed and delivered by the Borrower and the Guarantors, and are the legal, valid and binding obligations of the Borrower and the Guarantors enforceable against the Borrower and the Guarantors in accordance with their respective terms.

(e)  There is no pending or threatened action or other proceeding affecting the Borrower or the Guarantors before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect, or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Note, the Deeds of Trust or any other Loan Document to which the Borrower or the Guarantors is a party, or the consummation of the transactions contemplated hereby or thereby, and there has been no adverse change in the status, or financial effect on the Borrower or either of the Guarantors from the date of the financial statements, if any, delivered to the Lender.

(f)  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, as defined in Regulation U issued by the Board of Governors of the Federal Reserve System, and no proceeds of the Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

(g)  S&W Restaurant Group owns all of the issued and outstanding membership interests in the Borrower and partnership (general and limited) interests in S&W Dallas, and is the sole manager of the Borrower and the general partner of S&W Dallas.  Neither the Borrower nor S&W Dallas has any Subsidiaries.

(h)  Each of the properties comprising the Trust Property is in compliance with all applicable laws, rules, regulations and orders including, without limitation, those relating to use, occupancy, fire, safety and zoning including, without limitation, those in respect of parking and set-back requirements.  Neither of the properties comprising the Trust Property is the subject of any noted violation of law.

(i)  There have been no exterior changes to the buildings or improvements located at the Las Vegas Property (and no additions at the Las Vegas Property) since the date of the survey certified to the Lender and insured by the Lender’s existing title policy issued in connection with the Other Loan Agreement.

(j)  The License Agreement and the Sublicense Agreements are in full force and effect and there are no defaults thereunder, or events which with the giving of notice and/or the passage of time, could result in a default thereunder.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01  Affirmative Covenants.  So long as any portion of the Loan shall remain unpaid, the Borrower (and, where specifically indicated, the Guarantors) will:

(a)  Compliance with Laws, Etc.  The Borrower and S&W Dallas shall each comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA.  Within sixty (60) days after the date hereof, the Borrower and S&W Dallas shall obtain and deliver to the Lender a letter from the appropriate governmental entity stating that the Dallas Property and the improvements thereon, and their use as a restaurant, are in compliance with all zoning laws and ordinances.  In addition, prior to its use of the Dallas Property as a Smith & Wollensky Restaurant, S&W Dallas shall obtain and deliver to the Lender a valid, permanent certificate of occupancy permitting the use thereof.

(b)  Payment of Taxes, Etc.  The Borrower and S&W Dallas shall each pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property subject to the right to contest as set forth in the Deeds of Trust and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property.

(c)  Maintenance of Insurance.  The Borrower and S&W Dallas shall each maintain insurance as required under the Deeds of Trust and the Security Agreements, and otherwise with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates.  Each of the Borrower and the Guarantors shall maintain insurance coverage which complies with the workers’ compensation and employees’ liability laws of all states in which the Borrower and the Guarantors shall be required to maintain such insurance.

(d)  Preservation of Corporate or Limited Liability Company Existence, Etc.  Preserve and maintain, the Borrower’s limited liability company existence, S&W Dallas’ limited partnership existence and S&W Restaurant Group’s corporate existence, as well as their respective rights (charter and statutory) and franchises.

(e)  Visitation Rights.  Each of the Borrower and the Guarantors shall at any reasonable time and from time to time, upon reasonable notice during normal business hours, permit the Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and the Guarantors and to discuss the affairs, finances and accounts of the Borrower and the Guarantors with any of their officers or directors and with their independent certified public accountants.

(f)  Keeping of Books.  In the case of the Borrower and the Guarantors, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and the Guarantors in accordance with GAAP.

(g)  Maintenance of Properties, Etc.  Each of the Borrower and S&W Dallas shall maintain and preserve, all of its properties that are used or useful in the conduct of its business (i) as required under the Deeds of Trust with respect to the Trust Property, (ii) as required under the Security Agreements, where applicable, and (iii) otherwise in good working order and condition, ordinary wear and tear excepted.

(h)  Transactions with Affiliates.  Each of the Borrower and S&W Dallas shall conduct business otherwise permitted under the Loan Documents with any of the Borrower’s and S&W Dallas’ Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or S&W Dallas than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(i)  Reporting Requirements. In the case of the Borrower and the Guarantors, furnish to the Lender all financial statements, reports, documents and other information at the times and in accordance with the requirements set forth in Paragraph (b) of Schedule II.

(j)  Maintenance of MS BusinesScape Account.  In the case of the Borrower and the Guarantors, maintain its MS BusinesScape Account.

(k)  Further Assurances.  In the case of the Borrower and the Guarantors, promptly upon request by the Lender, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject the Borrower’s and S&W Dallas’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Borrower or either of the Guarantors is or is to be a party.

(l)  Subordination of Borrower Obligations.  At the request of the Lender, all obligations of the Borrower to either of the Guarantors will be subordinated to the obligations of the Borrower to the Lender under the Loan Documents, which subordination shall be pursuant to documentation in form and substance satisfactory to the Lender.

(m)  In the case of the Borrower and the Guarantors, preserve, protect, renew and keep in full force and effect its rights, licenses, permits, patents, trademarks, trade names and franchises, including, without limitation, the rights granted under the License Agreement and the Sublicense Agreements, and shall not amend, restate or terminate such agreements without the Lender’s consent.

Section 5.02  Negative Covenants.  So long as any portion of the Loan shall remain unpaid, neither the Borrower nor S&W Dallas will:

(a)  Liens, Etc.  Create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, other than as set forth in Paragraph (c) of Schedule II.

(b)  Mergers, Etc.  Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to, any Person.

(c)  Debt.  Create, incur, assume or suffer to exist any Debt other than as set forth in Paragraph (d) of Schedule II.

(d)  Change in Nature of Business, Management or Ownership.  Make any material change in the nature of its business as carried on at the date hereof, in the identity of the manager of the Borrower (under its limited liability company agreement) or the general partner of S&W Dallas (under its limited partnership agreement), or in the composition of the current executive management of the Borrower or S&W Dallas or in its equity ownership, or operate the restaurant at either of the properties comprising the Trust Property under any name other than “Smith & Wollensky”.

(e)  Sales, Etc., of Assets.  Sell, lease, transfer or otherwise dispose of any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets other than (i) assets to be sold in the ordinary course of business and (ii) assets to be sold or disposed of in the ordinary course of business which are no longer necessary or required in the conduct of its business. The forgoing exceptions (i) and (ii) are subject to compliance with the applicable Collateral Documents.

(f)  Investments in Other Persons.  Make or hold any Investment in any Person.

(g)  Restricted Payments.  Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its membership or partnership (as applicable) interests now or hereafter outstanding, return any capital to its members or partners (as applicable) [or the equivalent Persons thereof] as such, make any distribution of assets, membership interests, obligations or securities to its members or partners (as applicable) [or the equivalent Persons thereof] as such, or issue or sell any membership interests.

(h)  Lease Obligations.  Create, incur, assume or suffer to exist any obligations as lessee other than as set forth in Paragraph (e) of Schedule II.

(i)  Fee Ownership of Property.  Acquire, or permit S&W Restaurant Group or any Affiliate to acquire, fee ownership of the property leased under the Subject Lease (and the improvements and equipment thereon) unless simultaneously with such acquisition, the Lender obtains a first priority fee deed of trust encumbering such property, improvements and equipment in form and substance satisfactory to the Lender.

Section 5.03  Financial Covenants.  So long as any portion of the Loan shall remain unpaid, the Borrower and S&W Dallas will comply with the covenants set forth in Paragraph (f) of Schedule II.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)  The Borrower shall fail to pay any principal of or interest on the Loan when the same becomes due and payable; or the Borrower shall fail to make any other payment of fees or other amounts payable under this Agreement or the Note when the same becomes due and payable; or

(b)  Any representation or warranty made by the Borrower or either Guarantor (or by any of their respective officers, partners or members) herein or in any other Loan Document, or in connection with this Agreement or any other Loan Document, shall prove to have been incorrect or misleading in any material respect when made or as of the date of the Loan; or

(c)  (i) The Borrower or either Guarantor (as applicable) shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(b), (c), (d), (e), (h), (i), (j), (k), (l), or (m), 5.02, 5.03, 6.01(j) or 6.01(k); or (ii) the Borrower or either Guarantor (as applicable) shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure described in this subsection (c)(ii) shall remain unremedied for 10 business days after the earlier of (x) the time the Borrower or such Guarantor (as applicable) becomes aware or should have reasonably become aware of such failure, or (y) notice from the Lender; or (iii) S&W Restaurant Group shall at any time cease to own all of the membership or partnership (as applicable) interests in the Borrower and in S&W Dallas; or (iv) an “Event of Default” (as defined therein, where applicable) or a default beyond applicable periods of notice and grace, if any, shall occur under a Loan Document other than this Agreement; or

(d)  (i) The Borrower or either Guarantor shall fail to pay any principal of or premium or interest on any Debt (other than the Debt outstanding hereunder) of the Borrower or either Guarantor (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof.  The provisions of clause (i) of this subparagraph (d) shall apply to (x) any Debt of the Borrower or either Guarantor to the Lender or any of its Affiliates in any amount, (y) the $1,650,000.00 Debt in favor of the holder of the First Dallas Deed of Trust and (z) any Debt to any other creditor for borrowed money in excess of $100,000 with respect to the Borrower and S&W Dallas, and $1,000,000 with respect to S&W Restaurant Group, unless the Lender determines, in its reasonable judgment, that the default to such other creditor is subject to a bona fide dispute; or

(e)           Any of the Borrower or either Guarantor shall voluntarily dissolve, liquidate or terminate operations, or shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or either Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either (A) such proceeding shall remain undismissed or unstayed for a period of 10 days, or (B) any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or either Guarantor shall take any action to authorize any of the actions set forth above in this subsection (e); or

(f)            Any judgment or order for the payment of money in excess of $100,000 shall be rendered against either the Borrower or S&W Dallas, or in excess of $200,000 shall be rendered against S&W Restaurant Group and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)           The Borrower, either Guarantor or any of the Borrower’s or S&W Dallas’ ERISA Affiliates shall incur one or more of the following:  (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower, S&W Dallas or any of their ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(h)           Any Lien granted pursuant to any Collateral Document shall for any reason cease to be a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

(i) (i) The Guaranty or either of the Environmental Guaranties shall for any reason cease to be a valid and binding obligation or enforceable against the Guarantors (or the Borrower, in the case of the Environmental Guaranties), or (ii) either or both of the Guarantors shall repudiate, revoke or deny any liability under the Guaranty or either of the Environmental Guaranties (or the Borrower shall do the same with respect to the Environmental Guaranties); or

(j)            A default beyond any applicable notice and/or grace period shall have occurred under the Sale and License Agreement (the “License Agreement”) dated August 16, 1996 between St. James Associates and The New York Restaurant Group, LLC, or the Sublicense Agreement dated August 23, 2002 between S&W Restaurant Group and the Borrower or the Sublicense Agreement of even date herewith between S&W Restaurant Group and S&W Dallas (collectively, the “Sublicense Agreements”); or

(k)           A Change in Control with respect to S&W Restaurant Group shall have occurred;

then, and in any such event, the Lender may, by notice to the Borrower and the Guarantors,

declare the Loan, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loan, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of any event described in subsection (e) above, the Loan, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors.

ARTICLE VII

MISCELLANEOUS

Section 7.01  Amendments, Etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower or either Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, the Borrower and the Guarantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02  Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including fax communication and any other method of communication authorized by the Lender) and mailed, faxed, or otherwise sent or delivered as described in the Basic Loan Terms.

Section 7.03  No Waiver; Remedies.  No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.04  Costs and Expenses; Indemnification.

(a)  The Borrower and the Guarantors jointly and severally agree to pay on demand all fees, costs and expenses of the Lender in connection with the preparation, negotiation, execution, delivery, administration, modification and amendment of this Agreement, the Note, the Collateral Documents and the other Loan Documents, including, without limitation, search, filing and recording fees and taxes, costs of reappraisals required by the Lender and the reasonable fees and expenses of counsel for the Lender with respect thereto, and with respect to advising the Lender as to its rights and responsibilities under such documents.  The Borrower and the Guarantors further jointly and severally agree to pay on demand all fees, costs and expenses of the Lender, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Note, the Collateral Documents and the other Loan Documents, including, without limitation, reasonable fees and expenses of counsel for the Lender in connection with the enforcement of rights under this Section 7.04(a).  Each of the Borrower and the Guarantors hereby authorizes the Lender and its Affiliates at any time and from time to time, without notice to the Borrower or the Guarantors, and whether or not the

Lender shall have made any demand or an Event of Default shall have occurred, to charge any account of the Borrower or either of the Guarantors maintained by the Lender or its Affiliates against such fees, costs and expenses.  The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, rights of set-off) that the Lender and its Affiliates may have.

(b)  The Borrower and the Guarantors agree to indemnify and hold harmless the Lender and each of its Affiliates and officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loan except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  Each of the Borrower and the Guarantors also agrees not to assert any claim against the Lender, any of its Affiliates, or any of their directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loan.

(c)  Without prejudice to the survival of any other agreement of the Borrower or the Guarantors hereunder, the agreements and obligations of the Borrower and the Guarantors contained in this Section 7.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder, under the Note and the other Loan Documents.

Section 7.05  Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, the Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to sell, liquidate, transfer or otherwise apply any assets or securities of the Borrower or either of the Guarantors held by the Lender or any of its Affiliates and set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or such Affiliates to or for the credit or the account of the Borrower or either of the Guarantors against any and all of the respective obligations of the Borrower or either Guarantor now or hereafter existing under this Agreement, the Note, the Guaranty, the Environmental Guaranties or any other Loan Document, whether or not the Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender and its Affiliates may have.

Section 7.06  Binding Effect; Successors and Assigns.  This Agreement shall become effective on the Effective Date and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Lender and their respective successors and assigns, except that neither the Borrower nor the Guarantors shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

Section 7.07  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7.08  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by fax shall be effective as delivery of an original executed counterpart of this Agreement.

Section 7.09  Interest Rate Limitation.  Anything herein to the contrary notwithstanding, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other Loan Document, or otherwise contracted for, charged, received, taken or reserved by the Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable on the Loan, together with all Charges payable to the Lender, shall be limited to the Maximum Rate.  Neither the Borrower nor the Guarantors shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this Section 7.09 shall control over all other provisions of the Loan Documents that may be in conflict.  If (a) the maturity of the obligations of the Borrower under Note or this Agreement is accelerated for any reason, (b) any of such obligations are prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum or (c) the Lender or any other holder of any or all of the obligations of the Borrower under this Agreement shall otherwise collect moneys that are determined to constitute interest that would otherwise increase the interest on any or all of such obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of such obligations or, at the Lender’s or such holder’s option, promptly returned to the Borrower or the other payor thereof upon such determination.

Section 7.10  Jurisdiction, Etc.

(a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each of the parties hereto consents to the service of copies of any and all process which may be served in any such action or proceeding by the mailing of copies of such process to such party at its address specified in Section 7.02.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document in the courts of any other jurisdiction.

(b)  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 7.11  Assignments and Participations.  The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loan owing to it), without notice to, or the consent of the Borrower or the Guarantors.  The Lender may sell participations to one or more Persons  (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loan owing to it).  The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower and the Guarantors furnished to the Lender by or on behalf of the Borrower or either Guarantor.  In addition, the terms of the Note relating to participations of the Note shall be applicable to participations of the Lender’s rights and obligations under this Agreement.  The Lender represents that as of the date hereof, it has no present intention of assigning its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loan owing to it); provided, however, the foregoing shall in no way impair or otherwise alter the Lender’s rights under this Section.

Section 7.12  WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE GUARANTORS AND THE LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE LOAN OR THE ACTIONS OF THE LENDER OR ANY OF ITS AFFILIATES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

Section 7.13  Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.14  Headings.  Article, section and paragraph headings in this Agreement are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose.

Section 7.15  Conflicts.  Conflicts between this Agreement and any of the Collateral

Documents shall be resolved in favor of the latter.

Section 7.16  Lender Action.  The Lender shall have the right, but not the obligation, to take any action at the Borrower’s expense if the Lender believes, in its reasonable discretion after consultation with Borrower or either Guarantor, that such action is necessary to avoid the occurrence of a Material Adverse Effect with respect to the Borrower or either Guarantor, including, without limitation, curing any defaults under the License Agreement or the Sublicense Agreements.

Section 7.17  Other Loan Agreement.  The parties agree that the Loan shall be a permitted “Debt”, and the Collateral Documents (as they relate to the Borrower and the Las Vegas Property) shall be permitted “Liens” as those terms are used in that certain Term Loan Agreement dated as of August 23, 2002 among the Borrower, S&W Restaurant Group and the Lender (the “Other Loan Agreement”).

Section 7.18  Secured Obligation under Security Agreement.  The parties agree that the obligations of the Borrower under this Agreement shall be one of the “Secured Obligations” under the Las Vegas Security Agreement, and that (a) the term “Deed of Trust” as used therein shall mean the Deed of Trust (as defined in the Other Loan Agreement) and the Las Vegas Deed of Trust (as defined herein), (b) the term “Assignment of Leases” as used therein shall mean the Assignment of Leases (as defined in the Other Loan Agreement) and the Las Vegas Assignment of Leases (as defined herein), (c) the term “Credit Agreement” as used therein shall mean the Other Loan Agreement and this Agreement and (d) all other capitalized terms used, but not defined in the Las Vegas Security Agreement (including, without limitation, “Loan Documents” and “Note”) shall have the meanings given to such terms in the Other Loan Agreement and in this Agreement.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized, as of the date first above written.

S&W OF LAS VEGAS, L.L.C.

By:	/s/ Alan M. Mandel
Name: Alan M. Mandel
Title: Chief Financial Officer & Secretary

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

By:	/s/ Alan M. Mandel
Name: Alan M. Mandel
Title: Chief Financial Officer & Secretary

DALLAS S&W, L.P.
By: S&W of Dallas LLC, general partner

By:	/s/ Alan M. Mandel
Name: Alan M. Mandel
Title: Chief Financial Officer & Secretary

MORGAN STANLEY DEAN WITTER COMMERCIAL FINANCIAL SERVICES, INC.

By:	/s/ Roman Mordkovich
Name: Roman Mordkovich
Title: Vice President

STATE OF NEW YORK                     )

ss.:

COUNTY OF NEW YORK                  )

On the 17th day of December in the year 2002 before me, the undersigned, a Notary Public in and for said State, personally appeared Alan M. Mandel, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Angela L. Strobe
Notary Public

STATE OF NEW YORK                     )

ss.:                                          No. 01ST6080923

COUNTY OF NEW YORK                  )                                               Expires September 23, 2006

On the 17th day of December in the year 2002 before me, the undersigned, a Notary Public in and for said State, personally appeared Roman Mordkovich, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Angela L. Strobe
Notary Public

SCHEDULE I

TO TERM LOAN AGREEMENT WITH

S&W OF LAS VEGAS, L.L.C., DALLAS S&W, L.P. AND

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

CERTAIN DEFINED TERMS

 As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the voting stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 33-1/3% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of S&W Restaurant Group; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of S&W Restaurant Group by Persons who were neither (i) nominated by the board of directors of S&W Restaurant Group nor (ii) appointed by directors so nominated.

“Charges” has the meaning specified in Section 7.09.

“Closing Agenda” means the Closing Agenda prepared by the Lender and delivered to the Borrower setting forth the documents and other items to be executed and/or delivered, and payments to be made, by the parties in connection with this Agreement.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Lender.

“Collateral Documents” means the Security Agreements, the Deeds of Trust and the Las Vegas Assignment of Leases.

“Dallas Deed of Trust” means a Deed of Trust of even date herewith made by S&W Dallas to the trustee thereunder for the benefit of the Lender and encumbering the Dallas Property, as the same may be amended, replaced or restated from time to time.

“Dallas Environmental Guaranty” means the Joint and Several Hazardous Material Guaranty and Indemnification Agreement of even date herewith made by the Borrower and the

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Guarantors in favor of the Lender in respect of the Dallas Property, as the same may be amended, replaced or restated from time to time..

“Dallas Property” has the meaning given to the term “Trust Property” in the Dallas Deed of Trust.

“Dallas Security Agreement” means the Security Agreement of even date herewith made by S&W Dallas to the Lender, as the same may be amended, replaced or restated from time to time.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business), (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all capital lease obligations of such Person, (d) all obligations of such Person, contingent or otherwise, in respect of acceptances, letters of credits or similar extensions of credit, (e) all liabilities secured by any Lien on any property owned by such Person, even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all obligations of such Person in respect of interest rate or currency protection agreements, and (g) all Debt of others guaranteed directly or indirectly in any manner by such Person.

“Deeds of Trust” means the Las Vegas Deed of Trust and the Dallas Deed of Trust.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“EBIT” means net income (net loss), plus (a) interest expense and (b) income tax expense.

“EBITDA” means net income (net loss), plus (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense.

“Effective Date” has the meaning specified in Section 3.01.

“Environmental Guaranties” means the Dallas Environmental Guaranty and the Las Vegas Environmental Guaranty.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s or S&W Dallas’ (as applicable) controlled group, or under common control with the Borrower or S&W Dallas (as applicable), within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the

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application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or S&W Dallas or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or S&W Dallas or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Events of Default” has the meaning specified in Section 6.01.

“First Dallas Deed of Trust” has the meaning specified in Schedule 5.02(a).

“Free Credit Balance” means the amount of any cash that may be withdrawn from the Borrower’s MS BusinesScape Account at any time without creating a negative balance therein or giving rise to interest charges thereon.

“Funded Debt” means all Debt, excluding (a) commitments and contingent obligations in respect of undrawn letters of credit and guaranties (except, to the extent constituting guaranties in respect of Funded Debt of a Person other than the Borrower, either Guarantor or any Subsidiary), (b) hedging obligations and (c) accrued liabilities incurred in the ordinary course of business.

“GAAP” has the meaning specified in Section 1.03.

“Guaranty” means the Guaranty of Payment of even date herewith made by the Guarantors in favor of the Lender in respect of the Loan, as the same may be amended, replaced or restated from time to time.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock or Debt or the assets comprising a division or business unit for a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation.

“Las Vegas Assignment of Leases” means the Absolute Assignment of Rents and Leases of even date herewith made by the Borrower in favor of the Lender, as the same may be amended, replaced or restated from time to time.

“Las Vegas Deed of Trust” means a Leasehold Deed of Trust of even date herewith made by the Borrower to the trustee thereunder for the benefit of the Lender and encumbering the Las Vegas Property, as the same may be amended, replaced or restated from time to time, and shall include any new (or replacement) fee deed of trust entered into in the event the Borrower, S&W

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Restaurant Group or an Affiliate acquires the fee interest in the Las Vegas Property.

“Las Vegas Environmental Guaranty” means the Joint and Several Hazardous Material Guaranty and Indemnification Agreement of even date herewith made by the Borrower and the Guarantors in favor of the Lender in respect of the Las Vegas Property, as the same may be amended, replaced or restated from time to time.

“Las Vegas Property” has the meaning given to the term “Trust Property” in the Las Vegas Deed of Trust.

“Las Vegas Security Agreement” means the Security Agreement dated August 23, 2002 made by the Borrower to the Lender, as the same may be amended, replaced or restated from time to time.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement having the effect of a lien or security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement, the Note, the Collateral Documents, the Guaranty, the Environmental Guaranties and any other documents executed and/or delivered by the Borrower or either Guarantor in connection therewith, in each case as amended, supplemented, replaced, restated or otherwise modified from time to time.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or either Guarantor, or the Borrower, or either Guarantor and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or either Guarantor, or the Borrower or either Guarantor and its Subsidiaries taken as a whole, (b) the rights and remedies of the Lender under this Agreement or (c) the ability of the Borrower or either Guarantor to perform its obligations under any Loan Document to which it is a party.

“Maximum Rate” has the meaning specified in Section 7.09.

“Morgan Stanley DW” means Morgan Stanley DW Inc., a Delaware corporation, or any successor thereof.

“MS BusinesScape Account” means, in respect of the Borrower, the MS BusinesScape Account for Business maintained by the Borrower at Morgan Stanley DW, MS BusinesScape Account No. 476-027767-427, in respect of S&W Dallas, the MS BusinesScape Account for Business maintained by S&W Dallas at Morgan Stanley DW, MS BusinesScape Account No.:                              , and in respect of the S&W Restaurant Group, the MS BusinesScape Account for Business maintained by S&W Restaurant Group at Morgan Stanley DW, MS BusinesScape Account No. 476-027766-427.

“MS BusinesScape Account Agreement” means the respective agreements entered into between the Borrower and Morgan Stanley DW or the Guarantors and Morgan Stanley DW governing the applicable MS BusinesScape Account.

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“MS BusinesScape Funds” means any of the money market fund shares credited to the Borrower’s MS BusinesScape Account.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, S&W Dallas or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower, either Guarantor or any ERISA Affiliate and at least one Person other than the Borrower, the Guarantors and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower, either Guarantor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Note” means the Promissory Note of even date herewith in the original principal amount of $1,900,000.00 made by the Borrower in favor of the Lender.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Security Agreements” means the Dallas Security Agreement and the Las Vegas Security Agreement.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower, either Guarantor or any ERISA Affiliate and no Person other than the Borrower, the Guarantors and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower, either Guarantor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subordinated Debt” of any Person means all Debt completely subordinated to such Person’s obligations to the Lender pursuant to a subordination agreement in form and substance satisfactory to the Lender.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding voting stock of such corporation, (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Trust Property” means the Las Vegas Property and the Dallas Property.

“Unsubordinated Funded Debt” means Funded Debt that is not Subordinated Debt.

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SCHEDULE II

TO TERM LOAN AGREEMENT WITH

S&W OF LAS VEGAS, L.L.C., DALLAS S&W, L.P. AND

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

FINANCIAL REPRESENTATIONS, COVENANTS AND REPORTING

(a)  Representation.  The Borrower represents and warrants that the management prepared unaudited statements of operations for the periods ended December, 1999, December 2000, December 2001, June 30, 2002 and September 30, 2002, copies of which have been furnished to the Lender, fairly present the financial condition of the Borrower as at such dates, all in accordance with GAAP consistently applied.  The Guarantor represents and warrants that (i) the 10-K statement for the fiscal year ended 2001 and (ii) the 10-Q statement for the fiscal quarter ended September 30, 2002 fairly present the financial condition of the Guarantor as at such dates, all in accordance with GAAP consistently applied.  The Guarantor represents and warrants that the management prepared break-down of results for each individual restaurant operated by the Guarantor and each of its Subsidiaries for the periods ended January 3, 2000, January 1, 2001 and December 31, 2001, copies of which have been furnished to the Lender, are true and complete in all material respects as at such dates.  Since the date of such statements, there has been no Material Adverse Change.

(b)  Reporting Requirements.  So long as any portion of the Loan shall remain unpaid, the Borrower and the Guarantors (as applicable) will furnish to the Lender:

(i)  For S&W Restaurant Group:  as soon as available and in any event within 45 days after the end of each quarter of each fiscal year of S&W Restaurant Group, consolidated management prepared (10-Q) financial statements of S&W Restaurant Group and its Subsidiaries as of the end of such quarter, duly certified by the chief financial officer the S&W Restaurant Group as having been prepared in accordance with GAAP, together with a certificate of the chief financial officer of S&W Restaurant Group setting forth in reasonable detail the calculations necessary to demonstrate compliance with the applicable covenants set forth in Paragraph (f) of this Schedule II;

(ii)  For the Borrower and S&W Dallas:  as soon as available and in any event within 45 days after the end of each quarter of each fiscal year of the Borrower and S&W Dallas, management prepared financial statements of the Borrower and S&W Dallas as of the end of such quarter, duly certified by the managing member of the Borrower and the general partner of S&W Dallas (as applicable) as having been prepared in accordance with GAAP, together with a certificate of the managing member of the Borrower and the general partner of S&W Dallas (as applicable) setting forth in reasonable detail the calculations necessary to demonstrate compliance with the applicable covenants set forth Paragraph (f) of this Schedule II;

(iii)  For S&W Restaurant Group:  as soon as available and in any event within 90 days after the end of each fiscal year of S&W Restaurant Group, a copy of the annual audited financial statements for such year for S&W Restaurant Group and its Subsidiaries (including the Borrower and S&W Dallas), containing a consolidated balance sheet of

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S&W Restaurant Group and its Subsidiaries as of the end of such fiscal year and a consolidated statement of income and cash flows of S&W Restaurant Group and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Lender and an accountant letter, if issued, by independent public accountants acceptable to the Lender, together with a certificate of the chief certified financial officer of S&W Restaurant Group setting forth in reasonable detail the calculations necessary to demonstrate compliance with the applicable covenants set forth Paragraph (f) of this Schedule II;

(iv)  For the Borrower and S&W Dallas:  as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower and S&W Dallas, a copy of the annual reviewed financial statements for such year for the Borrower and S&W Dallas, containing a balance sheet of the Borrower and S&W Dallas as of the end of such fiscal year and a statement of income and cash flows of the Borrower and S&W Dallas for such fiscal year, in each case accompanied by an opinion acceptable to the Lender and an accountant letter, if issued, by independent certified public accountants acceptable to the Lender, together with a certificate of the managing member of the Borrower and the general partner of S&W Dallas (as applicable) setting forth in reasonable detail the calculations necessary to demonstrate compliance with the applicable covenants set forth Paragraph (f) of this Schedule II;

(v)  For the Borrower and S&W Dallas:  not later than 90 days after the end of each fiscal year of the Borrower and S&W Dallas, a detailed rent roll for their respective Trust Properties in form satisfactory to the Lender;

(vi)  as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the managing member of the Borrower or the general partner of S&W Dallas or the chief financial officer of S&W Restaurant Group (as applicable) setting forth details of such Default and the action that the defaulting party has taken and proposes to take with respect thereto;

(vii)  together with the filing of each 10-K and 10-Q statement with the Securities and Exchange Commission, a management prepared break-down of results for each individual restaurant operated by S&W Restaurant Group or any of its Subsidiaries duly certified by the chief financial officer of S&W Restaurant Group as being true and complete; and

(viii)  such other information respecting the Borrower or the Guarantors or any of S&W Restaurant Group’s Subsidiaries as the Lender may from time to time reasonably request.

(c)  Liens, Etc.  So long as any portion of the Loan shall remain unpaid, neither the Borrower nor S&W Dallas will create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, other than: (i) Liens created or expressly permitted under the Loan Documents, (ii) purchase money Liens upon or in any real property or equipment acquired (or leased) or held by the Borrower or S&W Dallas in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition (or lease) of such property or equipment, or Liens existing on such property or

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equipment at the time of its acquisition or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed the amount specified therefor in Paragraph (d) of this Schedule II at any time outstanding, (iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto and (iv) Liens held by the Lender.

(d)  Debt.  So long as any portion of the Loan shall remain unpaid, neither the Borrower nor S&W Dallas will create, incur, assume or suffer to exist, any Debt other than: (i) Debt existing on the Effective Date and described on Schedule 5.02(c) hereto, (ii) Debt secured by Liens permitted by Paragraph (c)(ii) of this Schedule II aggregating not more than $100,000.00 at any one time outstanding, (iii) Debt under the Loan Documents, (iv) unsecured Debt incurred in the ordinary course of business aggregating not more than $200,000.00 at any one time outstanding and (v) Debt owing to the Lender.

(e)  Lease Obligations.  So long as any portion of the Loan shall remain unpaid, neither the Borrower nor S&W Dallas will create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) except for the Subject Lease (as defined in the Las Vegas Deed of Trust) and except for equipment leases made in the ordinary course of business, for the rental or hire of other real or personal property of any kind under leases or agreements to lease having an original term of one year or more.

(f)  Financial Covenants. So long as any portion of the Loan shall remain unpaid, the Borrower and the Guarantors (as indicated below) shall comply with the following:

(i)  Debt Service Coverage Ratio.  The Borrower shall not permit the ratio of EBITDA excluding rent received from tenants, minus maintenance capital expenditures, minus real estate taxes, to interest expense plus current portion of long-term debt, to be less than 1.50 to 1.00 (measured on a rolling four quarter basis) as of the close of any fiscal quarter; provided, however, the amount of any “balloon” payments due at the maturity of the Note and due at the maturity of that certain Promissory Note dated August 23, 2002 in the original principal amount of $4,000,000.00 made by the Borrower to the Lender shall not be included for the purposes of the calculation of Debt Service Coverage Ratio.

(ii)  Minimum Liquidity.  S&W Restaurant Group shall maintain a minimum liquidity of $5,000,000 (free and clear of all Liens) or more as of the close of each fiscal quarter ending after the date hereof through (and including) the sooner of (x) June 30, 2003 or (y) the close of the first fiscal quarter prior to September 30, 2003 provided that at the time of the close of the first fiscal quarter prior to September 30, 2003, S&W Restaurant Group is in compliance with the covenants set forth in (iii) below (Senior Leverage Ratio) and (iv) below (Interest Coverage Ratio).

(iii)  Senior Leverage Ratio.  Subject to (v) below, S&W Restaurant Group, on a consolidated basis, shall not permit the ratio of total Unsubordinated Funded Debt to

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EBITDA to exceed 3.00 to 1.00 (measured on a rolling four quarter basis) as of the close of any fiscal quarter.  Any purchase money mortgage debt incurred by a Subsidiary (other than the Borrower and S&W Dallas) of S&W Restaurant Group which is not guaranteed by S&W Restaurant Group, the Borrower or S&W Dallas shall not be deemed to be a part of Unsubordinated Funded Debt of S&W Restaurant Group for the purposes of the calculation of Senior Leverage Ratio to the extent that such purchase money debt is less than $5,000,000.00 in the aggregate.

(iv)  Interest Coverage Ratio.  Subject to (v) below, S&W Restaurant Group, on a consolidated basis, shall not permit the ratio of EBIT to interest expense to be less than 2.0 to 1.0 (measured on a rolling four quarter basis) as of the close of any fiscal quarter.

(v)  Loan Repayment.  Prior to the end of each calendar month, S&W Restaurant Group shall repay any loans owing to the Borrower to the extent required for the Borrower to make all payments then due and payable under the Note and the other Loan Documents.

(vi)  General.  S&W Restaurant Group shall not be required to be in compliance with the covenant set forth in (iii) above (Senior Leverage Ratio) or the covenant set forth in (iv) above (Interest Coverage Ratio) until September 30, 2003, provided that it maintains compliance with the covenant set forth in (ii) above (Minimum Liquidity).  However, in all events, S&W Restaurant Group will be required to be in compliance with the covenant set forth in (iii) above (Senior Leverage Ratio) and the covenant set forth in (iv) above (Interest Coverage Ratio) by not later than the sooner of (x) September 30, 2003 or (y) the close of the first fiscal quarter following the fiscal quarter in which S&W Restaurant Group first complied with the covenants set forth in (iii) above (Senior Leverage Ratio) and (iv) above (Interest Coverage Ratio). All calculations of EBITDA and EBIT will exclude from the determination of earnings, (a) amounts attributable to pre-opening expenses associated with new restaurants, which expenses are approved by the Lender in its reasonable discretion and (b) operating losses (up to $150,000.00 per new restaurant) incurred by a new restaurant during the first full month after the opening of such new restaurant.  The negative (financial) covenants of S&W Restaurant Group will be determined on the basis of the consolidated results reflected on S&W Restaurant Group’s financial statements. Accounting terms which are not otherwise defined shall have the meanings ascribed to them under GAAP.

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SCHEDULE 5.02(a)

TO TERM LOAN AGREEMENT WITH

S&W OF LAS VEGAS, L.L.C., DALLAS S&W, L.P. AND

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

EXISTING LIENS

Deed of Trust dated October 9, 2002 in the amount of $1,650,000.00 encumbering the Dallas Property made by S&W Dallas for the benefit of Toll Road Texas Land Company, L.P. (the “First Dallas Deed of Trust”).

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SCHEDULE 5.02(c)

TO TERM LOAN AGREEMENT WITH

S&W OF LAS VEGAS, L.L.C., DALLAS S&W, L.P. AND

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

EXISTING DEBT

Loan in the amount of $1,650,000.00 made by Toll Road Texas Land Company, L.P. to S&W Dallas on October 9, 2002, secured by the First Dallas Deed of Trust.

That certain loan in the principal amount of $1,900,000.00 made by the Borrower to S&W Dallas, as evidenced by that certain promissory note of even date herewith executed by S&W Dallas.

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